EXHIBIT 10d





                                   February 24, 2000

By Hand Delivery

Admiral Huntington Hardisty
45 Bloomfield Ave.
Hartford, CT 06105

Dear Hunt:

     This letter is to summarize our agreement regarding your decision to discontinue management responsibilities at Kaman
Aerospace International. We are all very grateful that you are regaining your health and look forward to the continuing relationship between us, as described below.

1. Separation Payment. We have agreed that you will end your employment with Kaman Aerospace International Corporation on
March 1, 2000 and your signature to this letter will constitute your resignation of your officer and director positions at that subsidiary. On that date, Kaman will make a lump sum payment to you in the amount of Three Hundred Seventy Thousand Dollars ($370,000). This payment will be subject to tax and any applicable employee benefit withholdings.

2. Restricted Stock Awards. As of March 1, 2000, you will have a total of Ten Thousand Six Hundred (10,600) Class A shares remaining subject to restriction pursuant to all of your restricted stock awards. As of that date, we will cause the restrictions to lapse and will deliver the share certificates to you. These shares will be valued at March 1, based on the closing price of the stock on that date, and the total value will be added to your taxable income for 2000.

3.  Consultant's Agreement.   Effective March 2, 2000, Kaman
Aerospace Corporation will retain you as a consultant for a term of two (2) years at a per diem rate of One Thousand Dollars ($1,000) for each day that services are provided under the agreement. You will be guaranteed payment for a minimum of one hundred (100) days per year during the term of the agreement. This arrangement will be memorialized in a mutually satisfactory agreement that Kaman Aerospace will prepare.

4.  Board of Directors, Kaman Corporation.   We appreciate that you
have agreed to continue serving as a member of the Board of Directors of the Corporation, subject of course to necessary shareholder approvals.

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5.  Employee Benefit Matters.   We will be in contact with you
regarding any other matters that are customarily associated with separation from employment, including confirmation of your account balance under the Corporation's Deferred Compensation Plan (in your case, the supplemental deferred compensation contributions that have been made by the Corporation) and information regarding the form of distribution that you have already chosen.

     If the foregoing accurately reflects your understanding of our agreement, please sign and date this letter in the space provided. When fully signed, this letter will constitute our entire agreement regarding this matter. As additional consideration for the payments described in paragraphs 1 and 2, this letter and your signature to the attached General Release and Agreement will also constitute your general release of Kaman from any matters other than those described here.

     Hunt, it has been a privilege to work with you and we will appreciate your continuing advice and counsel as we move forward.

                              Sincerely,



                              /s/Paul R. Kuhn





Accepted and Agreed this 24th
day of February, 20000.




/s/ Huntington Hardisty


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                                GENERAL RELEASE AND AGREEMENT

"Company":                Kaman Aerospace International Corporation

Consideration :           Separation Payments as per attached
                          letter dated February 24, 2000

Date of Termination:      March 1, 2000

In consideration of the above I hereby release the Company, its affiliated companies, and its and their officers and employees, from any and all matters or claims relating to or which could arise from my employment or my separation from employment, whether in contract, express or implied, or in tort, including but not limited to, any claims of tortious or wrongful discharge from employment, and also including but not limited to, specifically any claims under Title VII of the Civil Rights Acts as amended, 42 U.S.C.
Section 1981-86 and Section 2000e et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. 701 et seq., the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq. This release of all claims specifically includes any and all claims for attorney's fees.

The Company has advised and hereby advises me to consult with an attorney prior to executing this agreement. I have been given a period of twenty-one (21) days to consider this agreement, and I have the right to accept the agreement at any time within that twenty-one (21) day period. I have the right to revoke this agreement for a period of seven (7) days following my execution of this agreement, and this agreement shall not become effective or enforceable until the execution of that seven day period. The Company shall not be obligated to pay me the consideration set forth above until after the expiration of the seven (7) day revocation period.

This release is not a release of any retirement or other benefits for which I may be otherwise eligible under the written Kaman Corporation Thrift and Retirement Plan or the Kaman Corporation Employees Pension Plans, and this release does not waive any rights or claims which may arise in the future.

I represent and warrant that I have suffered no work-related injury during my employment with the Company and have no intention of filing a claim for worker's compensation benefits arising from any incident occurring during my employment with the Company.

I agree to keep in confidence and not use or disclose to any other person or entity any company confidential information, including but not limited to customer lists, pricing information, and company know-how and methods of doing business

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I acknowledge that I am entering into this release freely and voluntarily. I further acknowledge that I have not been coerced in any way. I agree that the consideration offered above is something to which I would not otherwise be entitled.



                                   /s/ Huntington Hardisty


Subscribed and sworn to this
24th day of February, 2000
before me.

/s/ Kristine L. Bickford
Commissioner/ Notary Public
My Commission Expires: 12/31/2001






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